AMENDMENT TO
                         EXECUTIVE EMPLOYMENT AGREEMENT


     This AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT ("Amendment") is entered into effective June 28, 2001 by and between PurchasePro.com, Inc., a Nevada corporation (the "Company"), and Allen R. Winder ("Executive").

     WHEREAS, the Company and Executive are parties to that certain Executive Employment Agreement dated March 6, 2001 ("Agreement");

     WHEREAS, the Company and Executive desire to amend the Agreement solely for the purpose of amending certain provisions relating to Executive's title, supervision, and cash compensation;

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Amendment, the Company and Executive hereby amend the Agreement as follows:


1. Section II.A. of the Agreement is hereby amended and restated to read as follows:

     Executive shall be employed by the Company in the position of Executive Vice President and Chief Operating Officer, and shall be given responsibilities commensurate with his position, which responsibilities may change as business needs and market conditions change from time to time.

2. Section II.B. of the Agreement is hereby amended and restated to read as follows:

     During the Employment Period, Executive shall devote his full business time, best efforts, abilities, energies and skills to the good faith performance of his duties and responsibilities hereunder, and shall perform said duties and responsibilities at all reasonable times and places in accordance with reasonable directions and requests made by the Chief Executive Officer or President consistent with Executive's position and the Company's business needs. During the Employment Period, except with respect to Executive's current investment activity as disclosed to the Company prior to the date hereof, Executive shall not engage in any other employment, business, or business related activity unless Executive receives the Company's prior written approval from the Chief Executive Officer or President to hold such outside employment or engage in such business or activity, which written approval shall not be unreasonably withheld if such outside employment, business or activity would not in any way be competitive with the business or proposed business of the Company or otherwise conflict with or adversely affect in any way Executive's performance under this Agreement.

3. Section III.A. of the Agreement is hereby amended and restated to read as follows:

     Executive shall be paid a base salary at a rate of $300,000.00 per annum, together with an automobile allowance of $1,000 per month, and a mobile or cellular phone allowance of up to $300 per month. Such rates shall be subject to review and change by the Company, in its discretion from time to time, generally on an annual basis. Executive's base salary shall be paid at periodic intervals in accordance with the Company's payroll practices for salaried employees.

4. Any and all references in the Agreement to Executive's "supervisor" or "direct supervisor" shall be deemed to mean the Company's Chief Executive Officer or President.

5. Except as amended hereby, the Agreement shall remain unaffected, in full force and effect, and enforceable against each party in accordance with the terms thereof.

IN WITNESS WHEREOF, the parties acknowledge that they have read, understood and have executed this Amendment below and agree to be bound by its terms.



Dated: ___________________________   PurchasePro.com, Inc.


                                     By _______________________________________

                                     Title:____________________________________


                                     EXECUTIVE

                                     __________________________________________
                                     Allen R. Winder